NEWS RELEASE

FOR IMMEDIATE RELEASE: April 24, 2012	FOR MORE INFORMATION, CONTACT: David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Increased Quarterly Dividend

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a quarterly cash dividend to common shareholders of $1.96 million, or eleven cents ($0.11) per common share. The dividend represents an increase of 10% over the $0.10 per share dividend paid in the first quarter of 2012. The quarterly dividend is payable to common shareholders of record on May 11, 2012, and is expected to be paid on or about May 25, 2012. The current year marks the 27th consecutive year of cash dividends to shareholders.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and the parent company of First Community Bank. First Community Bank operates fifty-four banking locations throughout Virginia, West Virginia, North Carolina, and Tennessee. First Community Bank offers wealth management and investment services through its Trust and Financial Services Division and First Community Wealth Management, a registered investment advisory firm. The Trust Division and First Community Wealth Management managed assets with a market value of $897 million as of March 31, 2012. The Company is also the parent company of Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates six insurance offices throughout Virginia, West Virginia, and North Carolina. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.